                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              SINTER METALS, INC.
                                       AT

                              $37.00 NET PER SHARE
                                       BY
                          GKN POWDER METALLURGY, INC.
                            A CORPORATION FORMED BY

                                    GKN PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF SINTER METALS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTIONS 12 AND 14.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as hereinafter defined) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing the tendered Shares, and all other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such person if he desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                                SBC WARBURG INC.

May 2, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION
  1.  Terms of the Offer..............................................................     4
  2.  Acceptance for Payment and Payment for Shares...................................     4
  3.  Procedure for Tendering Shares..................................................     5
  4.  Withdrawal Rights...............................................................     8
  5.  Certain Federal Income Tax Consequences.........................................     8
  6.  Price Range of Shares; Dividends................................................     9
  7.  Effect of the Offer on the Market for Shares, Stock Quotation, Exchange Act
        Registration and Margin Securities............................................    10
  8.  Certain Information Concerning the Company......................................    11
  9.  Certain Information Concerning GKN plc, Parent and the Purchaser................    13
  10. Source and Amount of Funds......................................................    16
  11. Background of the Offer.........................................................    16
  12. Purpose of the Offer and the Merger; Plans for the Company; the Merger
        Agreement; Stockholder Agreements; Confidentiality Agreement..................    17
  13. Dividends and Distributions.....................................................    28
  14. Certain Conditions to the Offer.................................................    29
  15. Certain Regulatory and Legal Matters............................................    30
  16. Fees and Expenses...............................................................    32
  17. Miscellaneous...................................................................    33

Schedule I  -- CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
               GKN plc................................................................   I-1

Schedule II -- CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
               PARENT AND THE PURCHASER...............................................  II-1

TO THE HOLDERS OF COMMON STOCK OF
SINTER METALS, INC.:

                                  INTRODUCTION

     GKN Powder Metallurgy, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of GKN Powder Metallurgy Holdings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), and all outstanding shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Shares"), of Sinter Metals, Inc., a Delaware corporation (the "Company"), at a purchase price of $37.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Parent and the Purchaser are corporations formed by GKN plc, a public limited company registered in England, in connection with the Offer and the transactions contemplated thereby. For information concerning GKN plc, see
Section 9.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, as promptly as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). GKN plc has agreed, pursuant to the Merger Agreement, to unconditionally guarantee the obligations of Parent and the Purchaser thereunder. In the Merger, each outstanding Share (other than Shares held by the Company or owned by Parent or the Purchaser or any other subsidiary of either Parent or the Purchaser and other than Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law) will be converted into the right to receive $37.00, without interest thereon, in cash (the "Merger Consideration"), and the Company will become a wholly-owned subsidiary of Parent. See Section 12.

     The Purchaser has entered into agreements, dated as of April 29, 1997, with
(i) Citicorp Venture Capital, Ltd. ("CVC"), pursuant to which CVC has agreed to sell to the Purchaser pursuant to the Offer all of its 3,446,706 Shares (representing approximately 33.1% of the outstanding Shares, on a fully diluted basis), provided that the Merger Agreement is not terminated, and (ii) certain other stockholders of the Company who beneficially own, in the aggregate, 1,228,655 Shares (representing approximately 11.8% of the outstanding Shares, on a fully diluted basis), pursuant to which such stockholders have agreed to tender their Shares pursuant to the Offer. See Section 12.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of SBC Warburg Inc., which is acting as Dealer Manager (the "Dealer Manager"), Citibank, N.A., which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc. which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Board of Directors its written opinion, dated April 29, 1997, to the effect that, as of such date, the cash consideration of $37.00 per Share to be received by the holders of the Shares in the Offer and the Merger is fair to such holders from a financial point of view. Such opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (SUCH CONDITION, THE "MINIMUM CONDITION"). SEE SECTIONS 12 AND 14.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

     If by 12:00 Midnight, New York City time, on May 30, 1997 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated, other than as described below), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders,
(ii) waive all of the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement also provides that, so long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, the Purchaser will, and Parent will cause the Purchaser to, extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of five business days shall include any grace period contemplated by the condition to the Offer described in paragraph (d) of Section 14 that extends beyond the otherwise scheduled expiration date of the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Pursuant to the Merger Agreement, the Purchaser has reserved the right to modify the terms of the Offer and waive any condition of the Offer, except that, without the prior written consent of the Company, it may not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer, if all of the other Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, (vi) amend or modify any term or condition of the Offer (including the conditions described in Section 14) in any manner adverse to the holders of Shares or (vii) impose additional conditions to the Offer other than conditions required by applicable law. Notwithstanding such limitations, the Purchaser may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, (iii) for any period required by applicable law, and (iv) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 20 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, the Purchaser will, and Parent will cause the Purchaser to, extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of five business days shall include any grace period contemplated by the condition to the Offer described in paragraph (d) of Section 14 that extends beyond the otherwise scheduled expiration date of the Offer.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Company, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Based on the representations and warranties of the Company contained in the Merger Agreement and information provided by the Company, as of April 30, 1997,
(i) 7,548,416 shares of Class A Common Stock and 2,543,381 shares of Class B Common Stock were outstanding, (ii) no shares of preferred stock were issued and outstanding and (iii) employee stock options to purchase an aggregate of 330,300 shares of Class A Common Stock were outstanding. The Merger Agreement provides that each share of Class B Common Stock purchased by the Purchaser pursuant to the Offer shall be converted by the Company into one share of Class A Common Stock immediately upon delivery to the Company of certificates representing such shares and the notice required by the Merger Agreement.

     Based on the foregoing, the Minimum Condition will be satisfied if 5,045,899 Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent that additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under the General Corporation Law of the State of Delaware ("Delaware Law") and the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the stockholder vote necessary to approve the Merger will be the affirmative vote of a majority of the outstanding shares of Class A Common Stock, including Shares held by the Purchaser and its affiliates. Accordingly, if the Purchaser acquires a majority of the outstanding Shares, the Purchaser will have the voting power required to approve the Merger without the affirmative vote of any other stockholders of the Company. Furthermore, if the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. The Merger Agreement is more fully described in Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on May 30, 1997, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all of the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number, (b) furnishes an incorrect taxpayer identification number ("TIN"), (c) fails to properly include a reportable interest or dividend payment on his federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the appropriate Letter of Transmittal.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

     Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 2, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the conditions of the Offer, other than the Minimum Condition, or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that tendered Shares may also be withdrawn at any time after July 1, 1997, unless they have been accepted for payment and paid for by the Purchaser pursuant to the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate BookEntry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER (INCLUDING PURSUANT TO THE EXERCISE OF APPRAISAL RIGHTS). THE DISCUSSION APPLIES ONLY TO HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE CAPITAL ASSETS, AND MAY NOT APPLY TO SHARES RECEIVED UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS OR NON-U.S. PERSONS).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" as discussed in Section 3.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company Form 10-K") and information supplied to the Purchaser by the Company, the Shares have traded on the NYSE under the trading symbol "SNM" since October 26, 1994. The Company has never paid or declared cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low closing sale prices per Share as reported on the NYSE:

                                                                    HIGH         LOW
                                                                   -------     -------
        1995:
          First Quarter..........................................  $10.000     $ 8.500
          Second Quarter.........................................   10.500       8.875
          Third Quarter..........................................   11.250      10.000
          Fourth Quarter.........................................   12.375       9.875
        1996:
          First Quarter..........................................   15.500      11.625
          Second Quarter.........................................   19.125      13.625
          Third Quarter..........................................   22.500      16.750
          Fourth Quarter.........................................   30.250      20.000
        1997:
          First Quarter..........................................   29.625      23.875
          Second Quarter (through May 1, 1997)...................   36.625      26.000

     On April 28, 1997, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as reported on the NYSE was $26.375. On May 1, 1997, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the NYSE was $36.625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were fewer than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares were less than $5 million. The Company has informed the Purchaser that, as of April 30, 1997, there were 100 holders of record of Class A Common Stock and one holder of Class B Common Stock and that 7,548,416 shares of Class A Common Stock and 2,543,381 shares of Class B Common Stock were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") or other sources. The extent of a public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     The Purchaser intends to seek delisting of the Shares from the NYSE and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing or NASDAQ/NMS reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to Parent or the Purchaser.

     The Company is a Delaware corporation with its principal place of business located at The Terminal Tower, 50 Public Square, Suite 3200, Cleveland, Ohio 44113. According to the Company Form 10-K, the Company is the world's largest independent manufacturer of precision pressed powder metal parts. With its recent acquisitions of Krebsoge Sinterholding GmbH and its subsidiaries and Powder Metal Holding, Inc. and its subsidiaries (collectively, the "Acquisitions"), the Company manufactures and markets over 4,000 different pressed powder metal parts for use principally in the automotive industry in North America and Europe and, to a lesser extent, for use in the lawn and garden, power tool and home appliance industries in North America and Europe.

     At December 31, 1996, the Company operated 18 manufacturing facilities in the United States, Germany, Sweden and Canada. At these facilities, the Company uses powder metallurgy to transform metal alloys in powdered form into durable high quality metal parts such as gears, bearings and sprockets.

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, including an unaudited pro forma condensed consolidated statement of operations for the year ended, and a pro forma capitalization table as of, December 31, 1996, which were included in the Company's Registration Statement No. 333-18767 and prepared to illustrate the effects of the Acquisitions, a new credit facility and an equity offering in March 1997. The following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "-- Available Information".

                              SINTER METALS, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                           1992        1993        1994        1995         1996
                                          -------     -------     -------     -------     --------
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $57,778     $68,584     $82,479     $94,310     $111,888
Cost of sales...........................   45,606      54,061      64,765      73,245       86,176
                                          -------     -------     -------     -------     --------
Gross profit............................   12,172      14,523      17,714      21,065       25,712
Selling, general and administrative
  expenses..............................    4,963       6,442       8,212       7,698       10,289
Amortization of intangible assets.......      319         308         302         332          415
                                          -------     -------     -------     -------     --------
Income from operations..................    6,890       7,773       9,200      13,035       15,008
Interest expense........................    2,769       5,107       1,956         287          456
Other expense (income), net.............       44          11         166         111         (153)
                                          -------     -------     -------     -------     --------
Income before income taxes and
  extraordinary charge..................    4,077       2,655       7,078      12,637       14,705
Provision for income taxes..............    1,875       2,370       2,900       4,750        5,350
                                          -------     -------     -------     -------     --------
Net income before extraordinary
  charge................................    2,202         285       4,178       7,887        9,355
Extraordinary charge, net...............       --          --        (580)         --           --
                                          -------     -------     -------     -------     --------
Net income..............................    2,202         285       3,598       7,887        9,355
Preferred dividends.....................     (242)       (242)       (202)         --           --
                                          -------     -------     -------     -------     --------
     Net income applicable to common
       stock............................  $ 1,960     $    43     $ 3,396     $ 7,887     $  9,355
                                          -------     -------     -------     -------     --------
PER SHARE DATA:
Income before extraordinary charge......  $   .47     $   .01     $   .72     $  1.05     $   1.24
Extraordinary charge....................       --          --        (.11)         --           --
Net income..............................      .47         .01         .61        1.05         1.24

                                                             AS OF DECEMBER 31,
                                          --------------------------------------------------------
                                           1992        1993        1994        1995         1996
                                          -------     -------     -------     -------     --------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA (at end of period):
Working capital.........................  $ 1,272     $  (180)    $ 2,130     $ 9,128     $ 17,410
Total assets............................   44,894      47,086      53,335      65,220      399,480
Short-term debt.........................    1,910       2,187          28         267       13,367
Long-term debt..........................   21,127      20,013       2,736       4,432      232,918
Stockholders' equity....................    5,038       5,599      32,244      41,462       50,561
Cash dividends paid on common stock.....       --          --          --          --           --

Available Information

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the

Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Such information should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9.  CERTAIN INFORMATION CONCERNING GKN PLC, PARENT AND THE PURCHASER.

     GKN plc is a publicly traded United Kingdom company, incorporated in England in 1900. GKN plc's shares are listed on the London Stock Exchange and are held by approximately 43,700 persons. On December 31, 1996, in excess of 352 million ordinary shares of L1 each were issued and outstanding. At the end of 1996, GKN plc and its subsidiaries employed approximately 30,000 persons, of whom approximately 14,100 were in the United Kingdom, 12,300 in continental Europe and 2,250 in the United States, and approximately 11,500 other persons were employed in associated companies. The principal businesses of GKN plc and its subsidiaries and associated companies are the designing, developing and manufacturing of automotive and agritechnical components and products, aerospace and defense products and the provision of industrial services. GKN plc and its subsidiaries and associated companies have operations in some 40 countries, its principal operations being in the United Kingdom, continental Europe and the United States. GKN plc's registered office is located at P.O. Box 55, Ipsley House, Ipsley Church Lane, Redditch, Worcestershire B98 OTL, United Kingdom.

     Each of Parent and the Purchaser is a Delaware corporation, newly formed indirectly by GKN plc for the purpose of effecting the Offer and the Merger. The offices of Parent and the Purchaser are located at 3300 University Drive, Auburn Hills, Michigan 48326-2362. Parent owns all the outstanding capital stock of the Purchaser. Except as noted in this Offer to Purchase, it is not anticipated that, prior to the consummation of the Offer and the Merger, the Purchaser or Parent will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger. See Section
10. GKN plc has unconditionally guaranteed the obligations of the Purchaser and Parent under the Merger Agreement.

     It has been the practice of GKN plc to include in its senior management programs both long-term and short-term performance-related incentive compensation arrangements. While general discussions concerning such arrangements have been held with certain members of management of the Company, and it is expected that appropriate arrangements will be implemented following consummation of the Merger for the Company's senior management team, no decisions have been made at this time with respect to the amount or nature of any such arrangements.

     For certain information concerning the directors and executive officers of GKN plc, the Purchaser and Parent, see Schedules I and II, respectively, to this Offer to Purchase.

     Except as set forth in this Offer to Purchase: (i) none of GKN plc, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I or II to this Offer to Purchase or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of GKN plc, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of GKN plc, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I or II to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since January 1, 1994, there have been no transactions or business relationships that would be required to be disclosed under the rules and regulations of the Commission between any of GKN plc,

Parent or the Purchaser or any of their respective subsidiaries or, to the best knowledge of any of GKN plc, Parent or the Purchaser, any of the persons listed in Schedule I or II of this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1994, there have been no contacts, negotiations or transactions between any of GKN plc, Parent or the Purchaser or any of their respective subsidiaries or, to the best knowledge of any of GKN plc, Parent or the Purchaser, any of the persons listed in Schedule I or II of this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     None of GKN plc, Parent or the Purchaser had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11. Each of GKN plc, Parent and the Purchaser disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

     GKN plc currently furnishes the Commission with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Exchange Act. Such reports and communications are available for inspection and copying at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition or other matters.

     GKN plc's selected consolidated financial data included herein have been prepared in accordance with applicable United Kingdom ("UK") accounting standards, including the UK Companies Act of 1985, FRS 1 (Revised 1996) "Cash Flow Statements" and FRS 8 "Related Party Disclosures," which represent generally accepted accounting principles in the UK ("U.K. GAAP"). The GKN plc Report & Accounts 1996 (the "Annual Report"), a copy of which has been filed with the Commission as an exhibit to Schedule 14D-1, is incorporated herein by reference. The Annual Report may be examined and copies may be obtained at the places and in the manner set forth under the heading "-- Available Information" in Section 8 of this Offer to Purchase. U.K. GAAP differs in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP"). GKN plc has not determined its financial position or results of operations for any period under U.S. GAAP. A summary of the significant differences between UK accounting principles and U.S. GAAP is set forth below under "-- Summary of Certain Significant Differences Between U.K. and U.S. GAAP." The Purchaser, however, believes that the differences between the UK accounting standards and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not affect the ability of, or incentive to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer. The selected consolidated financial data are stated in pounds sterling. On April 29, 1997, The Wall Street Journal reported that, as of April 28, 1997, one U.S. dollar equaled .6155 pounds sterling.

     Set forth below is a summary of certain selected financial information with respect to GKN plc for the years ended December 31, 1995 and 1996.

                                    GKN PLC

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1995         1996
                                                                  ---------    ---------
        Income Statement Data:
          Sales (including share of associates).................   L3,304.7     L3,337.0
          Net Earnings (before exceptional items)...............      199.2        228.7
          Earnings Per Share (before exceptional items) (in
             pence).............................................       57.3         65.2
        Balance Sheet Data:
          Total Assets..........................................    2,450.5      2,501.8
          Total Liabilities.....................................    1,452.7      1,736.3
          Stockholders' Equity..................................      926.2        725.2
          Minority Interests -- Equity..........................       71.6         40.3

Summary of Certain Significant Differences Between U.K. and U.S. GAAP

     The consolidated accounts of GKN plc are prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. The following is a summary of the significant differences:

     Goodwill. The excess of the cost of shares in subsidiaries and associates over the fair value of underlying separable net assets at the date of acquisition and other purchased goodwill is deducted from GKN plc's consolidated stockholders' equity in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized over its estimated useful life, but not more than 40 years.

     Property. Freehold and long leasehold property may be revalued and the surplus or deficit arising on such revaluation is included in GKN plc's consolidated reserves which form part of ordinary stockholders' equity. Revaluation of freehold and long leasehold property is not permitted under U.S. GAAP.

     Stocks. Stocks are valued at the lower of cost or realizable value. In the UK, cost of stocks, other than long-term work in progress, is calculated using FIFO (first in first out) or average. U.S. GAAP allows LIFO (last in first out) to be used in addition to the two former methods.

     Disposal of businesses. Profits and losses on disposal of a subsidiary or associate under U.K. GAAP are calculated as the net of the surplus over (i) carrying value plus (ii) amounts with respect to goodwill previously charged to stockholders' equity. U.S. GAAP reflects the unamortized element of goodwill in the calculation.

     Dividends. Ordinary share dividends are provided in the financial year in respect of which they are declared by the board of directors. Under U.S. GAAP, such dividends are not provided for until the date declared.

     Deferred Taxation. Deferred taxation is provided only where it is probable that a taxation liability will crystallize. Under U.S. GAAP, as provided by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"), full provision must generally be made for all potential taxation liabilities.

     Pensions. Pension costs, based on actuarial assumptions and methods, are charged in the accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. U.S. GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all of the Shares, to acquire all of the employee stock options pursuant to the Offer and the Merger and to pay related fees and expenses (approximately $5 million) is expected to be approximately $391 million. The Company has a revolving credit facility, under which approximately $185 million is outstanding, which provides for a default upon a "change in control." In the event that any such debt is accelerated, the Purchaser and GKN plc will provide, directly or indirectly, additional funds to repay that debt. The Offer is not conditioned on the obtaining of financing. The Purchaser expects to obtain all necessary funding through capital contributions, advances or loans to be made by GKN plc, directly or indirectly. GKN plc has sufficient funds available to it from its general corporate funds to fund fully all of its requirements and the Purchaser's requirements in connection with the Offer and the Merger.

11.  BACKGROUND OF THE OFFER.

     During the past few years, GKN plc has sought opportunities to expand its powder metallurgy division. In doing so, it has considered the Company and certain of its subsidiaries as possible acquisition candidates.

     In November 1996, a representative of GKN plc met with a representative of the Company in Detroit, Michigan to discuss the possible benefits that might arise from a combination of the powder metallurgy business of GKN plc with that of the Company or the possible acquisition of the Company by GKN plc. On November 19, 1996, GKN plc entered into a confidentiality agreement with the Company, pursuant to which the Company agreed to treat as confidential certain information provided to it by or on behalf of GKN plc.

     Discussions relating to a possible acquisition by GKN plc did not continue beyond November 1996. The Company and GKN plc from time to time engaged in discussions into early April 1997 exploring possible joint venture and similar arrangements relating to the powder metallurgy businesses; however, no agreements were reached. A series of discussions also took place during this period between GKN plc and CVC regarding a possible arrangement relating to the businesses and CVC's intentions with respect to its investment in the Company.

     On April 10 and 11, 1997, representatives of GKN plc met with representatives of the Company to continue discussions concerning a possible arrangement relating to the two powder metallurgy businesses. Agreement could not be reached. The acquisition of the Company as an alternative was then discussed. A representative of CVC joined the meeting. The Company's business, valuation parameters and general terms and conditions of a possible transaction were discussed, including GKN plc's requirement that certain principal stockholders sign agreements providing for the sale of Shares to GKN plc in an acquisition.

     On April 16, 1997, representatives of the Company, CVC and GKN plc met in New York to further discuss the possibility of the acquisition of the Company by GKN plc. The possibility of the grant to GKN plc of an option to acquire CVC's Shares was raised.

     Between April 22 and April 24, 1997, discussions continued with respect to the form of a possible offer, the agreements required and clarification of open items to be finalized. On April 24, 1997, the Company engaged Morgan Stanley to assist the Company in its evaluation of a possible transaction with GKN plc and the Board of Directors of the Company met to discuss the possible acquisition. On April 25, 1997, the Board of Directors of GKN plc approved the acquisition of the Company and appointed a Committee of the Board to further negotiate and finalize terms.

     Negotiations between representatives of GKN plc and the Company continued with respect to the terms of the acquisition and the Stockholder Agreements (as hereinafter defined). On April 27, 1997, the Board of Directors of the Company again met to discuss the developments in the negotiations.

     Negotiations continued thereafter, culminating in GKN plc and the Company agreeing upon a form of Merger Agreement and a form of Stockholder Agreement.

     A meeting of the Board of Directors of the Company was held on April 29, 1997 at which the definitive Merger Agreement and the form of Stockholder Agreement were approved by the Board of Directors of the

Company. Morgan Stanley delivered to the Board of Directors of the Company its opinion to the effect that, as of April 29, 1997, the cash consideration of $37.00 per Share to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The Committee of GKN plc's Board of Directors, at a meeting held on April 29, 1997, approved the definitive Merger Agreement and the form of Stockholder Agreement.

     On April 29, 1997, GKN plc entered into a confidentiality letter with the Company in which GKN plc agreed to treat as confidential any information provided to it by or on behalf of the Company, the Company agreed to negotiate exclusively with GKN plc regarding GKN plc's proposed acquisition of the Company until May 2, 1997, and GKN plc agreed that, if discussions relating to the possible acquisition were abandoned by the parties, GKN plc would be subject to certain restrictions on its ability to engage in certain actions involving the Shares for a period of 18 months from the date of the letter.

     On April 29, 1997, Mr. Joseph W. Carreras, the Company's Chairman and Chief Executive Officer, also entered into a letter agreement (the "Letter Agreement") with Parent whereby he indicated his present intent to remain employed by the Company for three months following an acquisition by Parent.

     The Merger Agreement and various Stockholder Agreements were executed and the transactions were publicly announced on April 30, 1997.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; STOCKHOLDER AGREEMENTS; CONFIDENTIALITY AGREEMENT.

Purpose of the Offer and the Merger

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned by Parent by consummating the Merger. In the Merger, each outstanding Share (other than Shares held by the Company as treasury stock, or owned by Parent, the Purchaser or any other subsidiary of either Parent or the Purchaser and other than Shares held by stockholders who perfect appraisal rights, if any, under the Delaware law) will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly-owned subsidiary of Parent.

     The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under Delaware Law and the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

Plans for the Company

     If and to the extent that the Purchaser acquires control of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its business and the existing powder metallurgy business of GKN plc in the United Kingdom and Italy, with a view to integrating the management, production, technology, administration and other processes of the Company's business with those of the existing powder metallurgy business of GKN plc.

     Except as noted in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company, a change or reduction in the Company's workforce or the closing of any plant or facility of the Company, or any other material changes in the Company's capitalization, dividend policy, corporate structure, business, composition of its management or Board of Directors or policies of employment.

The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in
Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer. Parent and the Purchaser have expressly reserved the right to modify the terms of the Offer and to waive any condition of the Offer, but without the prior written consent of the Company, the Purchaser has agreed not to (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer,
(iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer, if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, (vi) amend or modify any term or condition of the Offer (including the conditions described in Section 14) in any manner adverse to the holders of Shares or (vii) impose additional conditions to the Offer other than such conditions as are required by applicable laws. Notwithstanding the foregoing, the Purchaser may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time
(A) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived; (B) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; (C) for any period required by applicable law; and (D) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 20 business days (for all such extensions under this clause
(D)) beyond the latest expiration date that would be permitted under clause (A),
(B) or (C) of this sentence. So long as the Merger Agreement is in effect and the Offer conditions have not been satisfied or waived, at the request of the Company, the Purchaser will, and Parent will cause the Purchaser to, extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of five business days shall include any grace period contemplated by the condition to the Offer described in paragraph (d) of Section 14 that extends beyond the otherwise scheduled expiration date of the Offer.

     Consideration to be Paid in the Merger. The Merger Agreement provides that, upon the terms (but subject to the conditions) set forth in the Merger Agreement, the Purchaser will be merged with and into the Company and the separate existence of the Purchaser will cease, and the Company shall be the Surviving Corporation and shall be a wholly-owned subsidiary of the Parent. In the Merger, each share of common stock, par value $.01 per share, of the Purchaser outstanding immediately prior to the time of filing of a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware, or such later time as is agreed by the parties (the "Effective Time"), shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or the Purchaser or held by the Company, all of which shall be cancelled, and Shares held by stockholders, if any, who perfect appraisal rights under Delaware Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement) the closing of the Merger shall occur as soon as practicable following the satisfaction or, to the extent permitted under the Merger Agreement, waiver of the conditions to the Merger set forth in Article 9 of the Merger Agreement.

     Treatment of Stock Options. The Merger Agreement provides that all options (individually, an "Option" and, collectively, the "Options") outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer under any of the Company's stock option plans, whether or not then exercisable, shall be acquired by the Company at the Effective Time for a cash payment by the Company, for each Share subject to an Option, in an amount equal to the excess of Merger Consideration over the per share exercise price of such Option, if any, without interest.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Parent representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of Shares purchased by the Purchaser or Parent or any affiliate bears to the aggregate number of Shares outstanding, and the

Company will, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and will cause Parent's designees to be so elected. At the request of Parent, the Company will use its reasonable best efforts to cause such individuals designated by Parent to constitute the same percentage of (i) each committee of the Board of Directors, (ii) the board of directors of each subsidiary of the Company and (iii) the committees of each such board of directors. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act. The parties have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Board of Directors shall at all times prior to the Effective Time be Continuing Directors (as defined in the Merger Agreement).

     Stockholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board of Directors, shall (i) call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting on the Merger, (ii) hold the Stockholder Meeting as soon as practicable after the purchase of Shares pursuant to the Offer and (iii) subject to its fiduciary duties under applicable law as advised by outside counsel, recommend to its stockholders the approval of the Merger. At the Stockholder Meeting, Parent shall cause all the Shares then owned by Parent, the Purchaser and any of their subsidiaries or affiliates to be voted in favor of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if the Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due incorporation, existence and, subject to certain limitations, the qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the due authorization, execution, and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iii) subject to certain exceptions and limitations, the compliance by the Company and its subsidiaries with all applicable foreign, federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments, rulings and decrees ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or any court, arbitration, board or tribunal ("Governmental Entity");
(iv) the capitalization of the Company, including the number of shares of capital stock of the Company outstanding, the number of shares reserved for issuance on the exercise of options and similar rights to purchase shares; (v) the identity, ownership (subject to certain exceptions and limitations) and capitalization of each of the Company's subsidiaries and ownership by the Company and its subsidiaries of interests or investments in entities other than subsidiaries of the Company or its subsidiaries; (vi) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by the Company of the Merger and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provision of the Merger Agreement; (vii) compliance with the Securities Act and the Exchange Act, in connection with each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it since October 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the Commission and the financial statements included therein filed by the Company with the Commission, the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act; (viii) subject to certain exceptions and limitations, the absence of pending or (to the knowledge of the Company) threatened claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") against the Company which would have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or the ability of the Company and its subsidiaries to conduct their business after the Effective Time consistent with the manner currently conducted ("Material Adverse Effect"); provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from work stoppages in the U.S. auto industry or any material adverse effect arising from any threatened or actual termination or modification of the business relationships of the Company or any of its subsidiaries with any of their customers or suppliers that commences after the public announcement of the transactions contemplated hereby and the absence of product recalls or post-sale warnings concerning any products sold by the Company and its subsidiaries; (ix) the absence of certain changes or effects since December 31, 1996; (x) certain tax matters; (xi) certain employee benefit and ERISA matters; (xii) certain labor and employment matters; (xiii) certain brokerage fees in connection with the transactions contemplated by the Merger Agreement; (xiv) subject to certain exceptions and limitations, the possession by the Company and its subsidiaries of necessary licenses, permits, certificates, approvals and authorizations; (xv) certain environmental matters;
(xvi) subject to certain exceptions and limitations, title to assets; (xvii) material contracts of the Company and its subsidiaries; (xviii) the required vote of stockholders of the Company with respect to the transactions contemplated by the Merger Agreement; (xix) intellectual property rights; and
(xx) insurance policies.

     Parent and the Purchaser have also made certain representations and warranties, including with respect to: (i) the due incorporation, existence, good standing and, subject to certain limitations, corporate power and authority of Parent and the Purchaser; (ii) the due authorization, execution and delivery of the Merger Agreement and certain ancillary documents executed in connection therewith and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iii) the accuracy and the adequacy of the information contained in the documents pursuant to which the Offer is being made, the Schedule 14D-1 required to be filed with the Commission, and any amendment or supplement to any of the foregoing and the accuracy of the information provided by Parent and the Purchaser for inclusion in the Schedule 14D-9; (iv) subject to certain exceptions and limitations, the absence of consents and approvals necessary for consummation by Parent and the Purchaser, and the absence of any violations, breaches or defaults which would result from compliance by Parent and the Purchaser with any provision of the Merger Agreement; and (v) the sufficiency of funds available to Parent and the Purchaser for the consummation of the Offer and the Merger.

     Conduct of Business Pending Merger. The Company has agreed that, from the date of the Merger Agreement to the Effective Time, unless Parent has consented in writing thereto, the Company will, and will cause each of its subsidiaries to: (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact their business organizations, maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Parent of the existence of any breach of any representation or warranty contained in the Merger Agreement (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement no longer to be true and correct (or in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to the Purchaser true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date of the Merger Agreement and monthly financial statements for the Company and its subsidiaries for and as of each month end subsequent to the date of the Merger Agreement.

     The Company has agreed that, from the date of the Merger Agreement to the Effective Time, unless Parent has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to: (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments; (ii) issue, sell, pledge or register for issuance or sale any shares of its capital stock or other ownership interest in the Company (other than issuances of shares of Common Stock in respect of any exercise of stock options outstanding on the date of the Merger Agreement and disclosed to Parent) or any of its subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its subsidiaries for any such shares or ownership interest; (iii) effect any stock split or conversion of its capital stock or otherwise change its capitalization as it exists on the date of the Merger Agreement, other than as set forth in the Merger Agreement or as contemplated by a Stockholder Agreement (see "-- Stockholder Agreements" below);
(iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action, other than as set forth in the Merger Agreement, to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a wholly-owned subsidiary); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries; (vii) sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries), except in the ordinary course of business, none of which dispositions individually or in the aggregate will be material; (viii) settle or compromise any pending or threatened Litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $250,000 in any one case; (ix) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (x) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business under the Company's existing credit agreement; (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company; (xii) make or forgive any loans, advances or capital contributions to, or investments in, any other person; (xiii) make any tax election or settle any tax liability; (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; (xv) grant any stock related or performance awards; (xvi) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees other than increases in the ordinary course of business; (xvii) adopt or amend in any material respect or terminate any employee benefit plan or arrangement; (xviii) amend in any material respect or terminate any employment agreement or severance agreement entered into between the Company and certain of its officers and employees within the five business days immediately prior to the date of the Merger Agreement or waive any right of the Company thereunder; (xix) make any material changes in the type or amount of their insurance coverage or permit any insurance policy naming the Company or any subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (xx) make any capital expenditures in the aggregate for the Company and its subsidiaries in excess of amounts reflected in the analysts' report for the Company prepared by Morgan Stanley, dated April 10, 1997, or otherwise acquire assets not in the ordinary course of business; (xxi) except in certain circumstances and with prior written notice to Parent, change any material accounting principles or practices used by the Company or its subsidiaries;
(xxii) except in certain circumstances, enter into any contracts for derivatives; (xxiii) waive, relinquish, release or terminate any right or claim, including any such right or claim under any material contract, or permit any rights of material value to use any intellectual property to lapse or be forfeited except, in each case, in the ordinary course of business consistent with the past practice of the Company; (xxiv) take any action to cause the Shares to be delisted from the NYSE prior to the completion of the Offer or the Merger; or (xxv) agree in writing or otherwise to take any of the foregoing actions.

     Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement and the Merger shall have been approved by the requisite vote of such holders; and (ii) there shall not have been issued any injunction or issued or enacted any Law which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

     The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Effective Time of the condition that the Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer, provided that the condition will be deemed satisfied if the Purchaser's failure to accept for payment and pay for such Shares is a breach of the Merger Agreement.

     Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, (i) give Parent and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries and their accountants and accountants' work papers, (ii) permit the Parent to make such copies and inspections thereof as the Parent may reasonably request and
(iii) furnish the Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request; provided, however, that no investigation or information furnished pursuant to the Merger Agreement shall affect any representations or warranties made by the Company therein or the conditions to the obligations of Parent to consummate the transactions contemplated thereby.

     No Solicitation. The Company has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any of their respective officers, directors, employees, agents, affiliates or representatives, shall, directly or indirectly, solicit, initiate or participate in or knowingly encourage, in any way, any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or knowingly encourage, any corporation, partnership, person or other entity or group (other than Parent or any affiliate or associate of Parent) with respect to any tender offer, merger, consolidation, business combination, liquidation, reorganization, sale of significant assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or any division of any thereof (an "Alternative Proposal"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing; provided, however, that nothing contained in the Merger Agreement shall prohibit the Company or the Board of Directors from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal or (ii) prior to the acceptance for payment of Shares by Purchaser pursuant to the Offer, providing information (pursuant to a confidentiality agreement in reasonably customary form) to, or engaging in any negotiation or discussions with, any person or entity who has made an unsolicited bona fide Alternative Proposal which the Board of Directors in good faith determines that it is required to consider in the exercise of its fiduciary duties to the Company's stockholders imposed by law. The Company is required to promptly notify the Purchaser in writing if any such information is requested from the Company, if any such negotiations or discussions are sought to be initiated with the Company or if any party makes an Alternative Proposal, including the identity of the person or group requesting such information, proposing to engage in such negotiations or discussions or making such Alternative Proposal, the material terms and conditions of any Alternative Proposals and any subsequent developments with respect thereto. The terms of any confidentiality agreement entered into by the Company and such a third party shall not be more favorable to or less restrictive on such third party as the terms which apply to GKN plc pursuant to the Confidentiality Agreement.

     Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses.

     The Merger Agreement provides that the Company will pay to the Purchaser the amount of $12 million (the "Commitment Amount") as compensation to Parent and its affiliates for incurring the costs and expenses related to the Offer and the Merger and for their foregoing other opportunities, under the following circumstances: (i) the Company terminates the Merger Agreement because of an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Offer and the Merger and the Board of Directors determines, after consultation with Jones, Day, Reavis & Pogue and Morgan Stanley, that it is required by its fiduciary duties to the Company's stockholders imposed by law to terminate the Merger Agreement, subject to certain provisos that would render such termination right unavailable; (ii) Parent terminates the Merger Agreement
(x) because the Board of Directors failed to recommend, or withdraws, modifies or amends in any manner adverse to the Purchaser or Parent, its approval or recommendation of the Offer or the Merger, or recommended acceptance of any Alternative Proposal, or resolved to do any of the foregoing (unless the foregoing occurred solely as a result of the Parent's willful breach in any material respect of its representations, warranties or obligations under the Merger Agreement) or (y) because the Offer terminates or expires without the Purchaser having purchased any Shares pursuant thereto as a result of the Company's willful breach of its representations and warranties set forth in the Merger Agreement or (iii) if the Offer terminates or expires and the Purchaser has not purchased any shares pursuant thereto at a time when the Minimum Condition shall not have been satisfied and (x) prior to the time the Merger Agreement is terminated, an Alternative Proposal shall have been publicly announced by a party other than the Purchaser or shall have been publicly known and (y) within nine months after terminating the Merger Agreement, such party or any affiliate thereof whether alone or as part of a "group" (as defined in the Exchange Act) acquires a majority of the outstanding Shares.

     The Company has agreed that under those circumstances where it is obligated to pay the Commitment Amount to the Purchaser it also will reimburse Parent and its affiliates for their reasonable out-of-pocket expenses, but not in excess of $4 million in the aggregate, incurred in connection with or arising out of the Offer, the Merger, the Merger Agreement and ancillary documents (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred (collectively, the "Expenses"). The Company also has agreed to reimburse Parent and its affiliates for up to $4 million of Expenses if Parent terminates the Merger Agreement because the Offer terminates or expires without the Purchaser having purchased any Shares pursuant thereto as a result of the Company's non-willful breach of its representations and warranties set forth in the Merger Agreement. The Purchaser has agreed to reimburse the Company and its affiliates for up to $4 million of Expenses if Parent terminates the Merger Agreement because the Offer terminates or expires without the Purchaser having purchased any Shares pursuant to the Offer as a result of any change having occurred since the date of the Merger Agreement which, individually or in the aggregate, has had, or would have, a Material Adverse Effect, and such termination by Parent constitutes a willful breach of the Purchaser's obligations under the Merger Agreement. The Merger Agreement provides that, if either the Company or the Purchaser fails to pay, in the case of the Company, the Commitment Amount or the Expenses described above, and, in the case of the Purchaser, the Expenses described above, such party will pay to the other party all costs and expenses incurred by it in collecting such amounts, together with interest on those amounts at Chemical Bank's prime rate.

     Other Agreements. The Merger Agreement provides that, subject to the terms and conditions provided in the Merger Agreement, the Company, Parent and the Purchaser shall: (a) cooperate with one another in (i) determining which regulatory filings are required or permitted to be made prior to the Effective Time with, and which consents, approvals, permits, authorizations or waivers are required or permitted to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of the Merger Agreement and certain other ancillary documents and the consummation of the transactions contemplated thereby and (ii) timely making all such regulatory filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of the Merger Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

     Credit Agreement. The Merger Agreement provides that the Company shall use its reasonable best efforts to obtain waivers or consents from its lenders pursuant to an Amended and Restated Credit Agreement, dated as of April 23, 1997, among the Company, certain of its subsidiaries, the lenders named therein, NBD Bank and Salomon Brothers Inc. (the "Credit Agreement") necessary so that the consummation of the Merger will not result in an event of default or otherwise permit termination of the Credit Agreement or the acceleration of the Company's obligations thereunder, but that any failure by the Company to obtain such waivers, approvals or consents shall not constitute a breach of covenant by the Company under the Merger Agreement or result in any liability by the Company to the Purchaser or Parent. The Company has made certain representations and warranties with respect to the ability of the Company to terminate the Credit Agreement without any prepayment fees or penalties, other than customary LIBOR breakage costs.

     Conversion of Shares of Class B Common Stock. The Merger Agreement provides that the Company shall convert all shares of Class B Common Stock purchased by the Purchaser pursuant to the Offer into shares of Class A Common Stock immediately upon delivery to the Company of certificates representing such shares and the notice required by the Merger Agreement, and the Company has represented and warranted that, upon such conversion, the Purchaser shall have the same rights with respect to Shares it owns of Class A Common Stock, including voting rights, as those of holders of Class A Common Stock as of the date of the Merger Agreement.

     Real Property Transfer Taxes. The Merger Agreement provides that any liability for real property transfer taxes, real property gains taxes or similar taxes imposed with respect to the property of the Company by any state, local or foreign taxing authority with respect to the Offer and the Merger shall be paid or caused to be paid by the Purchaser.

     Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the stockholders of the Company, but prior to the Effective Time:

          (a) by mutual written consent of Parent and the Board of Directors (the latter being effected by a majority of the Continuing Directors if such consent occurs following the election or appointment of Parent's designees to the Board of Directors);

          (b) by the Company, if the Purchaser shall have failed to commence the Offer within five business days after the date of the Merger Agreement;

          (c) by the Company, if Parent or the Purchaser materially breaches any of their respective representations or warranties or covenants contained in the Merger Agreement and, with respect to any breach that can be remedied, the breach is not remedied within five business days after the Company has furnished the Parent or the Purchaser with written notice of such failure;

          (d) by the Purchaser or the Company:

             (i) if the Effective Time shall not have occurred on or before October 31, 1997 (provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

             (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

             (iii) if the Offer terminates or expires on account of the failure of any condition specified in Section 14 without the Purchaser having purchased any Shares thereunder (provided that the right to terminate the Merger Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of any such condition);

          (e) by the Company at any time prior to the acceptance for payment of Shares by the Purchaser pursuant to the Offer, if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines, after consultation with Jones, Day, Reavis & Pogue and Morgan Stanley, that it is required by its fiduciary duties to the Company's stockholders imposed by law to terminate the Merger Agreement; provided, however, that the right to terminate the Merger Agreement in such event shall not be available (i) if the Company has breached in any material respect its obligations not to solicit Alternative Proposals, or (ii) if, prior to or concurrently with any purported termination pursuant to this clause (e), the Company shall not have paid the Commitment Amount and the Expenses, if applicable, or
     (iii) if the Company has not provided Parent and the Purchaser with at least three business days' prior written notice of its intent to so terminate the Merger Agreement together with a summary of the material terms and conditions of the Alternative Proposal; and

          (f) by Parent, if the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

     Insurance; Indemnification. The Merger Agreement provides that Parent will cause the Surviving Corporation to purchase a three-year pre-paid noncancellable directors and officers insurance policy covering the current and all former directors and officers of the Company with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the three-year period immediately following the date of closing of the Merger equal to the policy limit for the Company's current directors and officers insurance policy (the "Current Policy"). If such insurance is not obtainable at an annual cost per covered year not in excess of the annual premium paid by the Company for the Current Policy (the "Cap") times 1.5, then Parent will cause the Surviving Corporation to purchase policies providing at least the same coverage as the Current Policy and containing terms and conditions no less advantageous to the current and former directors and officers of the Company than the Current Policy with respect to acts or failures to act prior to the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost of no greater than the Cap; and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall be required to obtain only as much coverage as can be obtained by paying an annual premium equal to the Cap.

     Parent has also agreed to cause the Surviving Corporation to keep in effect in its By-Laws provisions for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the Delaware Law which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers or directors to indemnification or advancement of expenses.

     The Merger Agreement provides that, from and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any litigation arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions existed or occurred prior to the Effective Time.

     If the Merger is consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Parent and any person or entity who was a stockholder, officer, director or affiliate of Parent prior to the Effective Time against any Losses in connection with any Litigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement or certain ancillary documents relating thereto. Parent is required to periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

     The Surviving Corporation will control the defense, through its counsel, of any action brought against any person seeking indemnification pursuant to the preceding two paragraphs (an "Indemnified Party"). Counsel for the Indemnified Party shall be selected by the Indemnified Party and will be permitted to participate in the defense of such action at the Surviving Corporation's expense.

     If, after the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that successors and assigns of Parent or the Surviving Corporation, as case may be, shall assume all of the foregoing with respect to indemnification.

     Certain Employee Matters. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation and its respective subsidiaries will honor, and Parent will cause the Surviving Corporation to honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries, to the extent the same shall have been previously disclosed to the Purchaser, and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course through the Effective Time under all employee benefit plans of the Company and any of its subsidiaries.

     Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Board of Directors (by action of a majority of the Continuing Directors if such amendment occurs following the election or appointment of Parent's designees, if applicable) and the Purchaser at any time before or after adoption of the Merger Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by the Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

     GKN plc Guarantee. GKN plc has agreed, pursuant to the Merger Agreement, to unconditionally guarantee the obligations of Parent and the Purchaser thereunder.

Stockholder Agreements.

     The following is a summary of the material terms of the agreements entered into by the Purchaser with CVC (the "CVC Agreement") and with Messrs. Campbell, Carreras, Heltzenrater, Hochreiter, Kestner, LeVault, McLean, Roj and Volpe and Ms. Putney (the "Selling Stockholders") on April 29, 1997. This summary is qualified in its entirety by reference to the CVC Agreement and to the form of individual agreement entered into with the Selling Stockholders (the "Individual Stockholder Agreements" and the CVC Agreement and the Individual Stockholder Agreements, collectively, the "Stockholder Agreements"), copies of which have been filed with the Commission as exhibits to the Schedule 14D-1, and which are incorporated herein by reference. The CVC Agreement and the form of Individual Stockholder Agreement may be examined and copies obtained at the place and in the manner set forth under the heading "-- Available Information" in Section 8 of this Offer to Purchase.

     CVC Agreement. Pursuant to the CVC Agreement, CVC agreed to sell to the Purchaser in the Offer all of its 3,446,706 Shares (representing approximately 33.1% of the outstanding Shares, on a fully diluted basis), provided that the Merger Agreement is not terminated.

     Individual Stockholder Agreements. Pursuant to the Individual Stockholder Agreements, the Selling Stockholders have agreed to tender to the Purchaser pursuant to the Offer all of the 1,228,655 Shares they beneficially own, in the aggregate, representing approximately 11.8% of the outstanding Shares, on a fully diluted basis, no later than the third business day following the commencement of the Offer and not to withdraw any Shares tendered into the Offer. The Individual Stockholder Agreements also provide that, during the time the Individual Stockholder Agreements are in effect, the Selling Stockholders will vote all of their Shares (i) in favor of the Merger, the Merger Agreement and any of the transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would impede, interfere with or attempt to discourage the Offer or the Merger, or would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement. The Individual Stockholder Agreements further provide that, in the event the Selling Stockholders fail to vote all of the Shares in the manner described in the preceding sentence, the Purchaser will be irrevocably appointed the proxy of the Selling Stockholders pursuant to
Section 212 of the Delaware Law.

     If, after April 29, 1997, the Selling Stockholders exercise any options to purchase Shares, the Stockholder Agreements are applicable to all of the Shares issued upon such exercise (the "Additional Shares") as if such Additional Shares had been issued and outstanding as of April 29, 1997; provided, however, that the Additional Shares shall be tendered no later than the second business day following such exercise. The Individual Stockholder Agreements further provide that, in the event a Selling Stockholder does not exercise any or all of his or her options to purchase Shares sufficiently in advance of the expiration of the Offer to permit the tender of such Additional Shares issued upon such exercise prior to the expiration of the Offer, the Selling Stockholder will not exercise such options, and such options will be acquired by the Company in consideration of a cash payment as set forth in the Merger Agreement.

     The Individual Stockholder Agreements will terminate on the earlier of (i) the date on which the Purchaser purchases all of the Shares pursuant to the Offer and (ii) the date on which notice is given, or publication of a press release or other announcement is made, by the Purchaser, the Company or the Purchaser and the Company, jointly, that it or they, as the case may be, has or have terminated the Merger Agreement in accordance with its terms (which notice or publication will be operative for all purposes of terminating the Individual Stockholder Agreements, without further action).

     The Individual Stockholder Agreements contain various customary representations and warranties by the Selling Stockholders, including those relating to title to the Shares being sold and authority to execute, deliver and perform the Individual Stockholder Agreements. The Individual Stockholder Agreements also contain various customary representations and warranties by Parent and the Purchaser, including those relating to the authority to execute, deliver and perform the Individual Stockholder Agreements, among others.

Confidentiality Agreement

     Pursuant to an agreement dated as of April 29, 1997 (the "Confidentiality Agreement") between the Company and GKN plc, the Company has supplied GKN plc with certain confidential, non-public information about the Company. GKN plc has agreed in the Confidentiality Agreement that it, together with its directors, officers, employees, agents, lenders, partners and representatives, will keep confidential all such information supplied by the Company and that, among other things, if discussions relating to a possible acquisition of the Company by GKN plc are abandoned by the parties, GKN plc will not, without the consent of the Company, enter into or propose to enter into any business combination, acquisition or other transaction relating to the Company or acquire or offer to acquire any securities of the Company or seek or offer to control or influence the management, Board of Directors or policies of the Company (collectively, the "Standstill Provisions") until October 29, 1998. If such discussions are abandoned by the parties, the Company has agreed to waive certain of the Standstill Provisions prior to entering into an agreement with a third party (other than Parent or the Purchaser) pursuant to which such third party would acquire all or substantially all of the stock or assets of the Company in order to permit GKN plc to make a proposal with respect to such a transaction. The Confidentiality Agreement also provides that the Company will negotiate exclusively with GKN plc regarding GKN plc's proposed acquisition of the Company until May 2, 1997. The Confidentiality Agreement is incorporated herein by reference, and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the place and in the manner set forth under the heading
"-- Available Information" in Section 8 of this Offer to Purchase.

Other Matters

     Section 203 of the Delaware Law. Section 203 of the Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder". On April 29, 1997, the Board of Directors approved the Offer, the Merger, the Merger Agreement and the Stockholder Agreements and the transactions contemplated thereby for purposes of Section 203, and, therefore, Section 203 is inapplicable to the Offer and the Merger.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the Delaware Law to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the Delaware Law, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other things. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors following its purchase of Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by a majority of the directors of the Company then in office who have not been designated by Parent.

     There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its best efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either the Purchaser or the Company.

13.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that, prior to the Effective Time, neither the Company nor any of its subsidiaries will, among other things, (i) issue, sell, pledge or register for issuance or sale any shares of its capital stock or other ownership interest in the Company (other than issuances of Shares in respect of any exercise of stock options outstanding on the date of the Merger) or any of the Company's subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of the Company's subsidiaries for any such shares or ownership interest; (ii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in the Merger Agreement or as contemplated by a Stockholder Agreement; (iii) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a wholly-owned subsidiary); or (iv) directly or indirectly redeem, purchase or otherwise acquire any Shares.

14.  CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following conditions exist or shall occur and remain in effect:

          (a) a court of competent jurisdiction or other United States Governmental Entity shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding brought by any United States Governmental Entity (i) which challenges or seeks to restrict the acquisition by Parent or the Purchaser (or any of their affiliates or subsidiaries) of Shares pursuant to the Offer or seeks to restrain or prohibit the consummation of the Offer or the Merger or obtain damages in connection therewith, (ii) which seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) which seeks to impose material limitations on the ability of Parent, the Purchaser, the Surviving Corporation (or any of their respective affiliates or subsidiaries) effectively to acquire, operate or hold, or to require Parent, the Purchaser or the Surviving Corporation or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business, or (iv) which seeks to impose material limitations on the ability of Parent, the Purchaser or their affiliates or subsidiaries to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) (i) the representations and warranties made by the Company in the Merger Agreement (without giving effect to any materiality limitations contained therein) shall not be true and correct as of the date of the consummation of the Offer as though made on or as of that date (other than representations and warranties made as of a specified date) except for any breach or breaches which, in the aggregate, would not have a Material Adverse Effect or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement (and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after the Purchaser has given the Company written notice thereof); or

          (e) any person (other than Parent or the Purchaser or one or more of their affiliates or subsidiaries) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

          (f) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Parent or Purchaser or shall have withdrawn its recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal or resolved to do so; or

          (g) since the date of the Merger Agreement, any change shall have occurred which, individually or in the aggregate, has had, or would have, a Material Adverse Effect; or

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States or in the London Stock Exchange for a period in excess of ten consecutive trading hours, (ii) a declaration of any banking moratorium by any United Kingdom or United States federal or state authorities or any suspension of payments in respect of banks, by any such authorities or (iii) a commencement of a war, armed hostilities or any other international or national calamity directly or indirectly involving the United States, the United Kingdom or Germany, other than any war, armed hostilities or other international calamity involving the former Yugoslavia, which is reasonably expected to have a Material Adverse Effect or to materially adversely affect Parent's or the Purchaser's ability to complete to Offer or the Merger.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent and the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Company) giving rise to any such condition and, except for the Minimum Condition, may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

15.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to the Purchaser and Parent in the Merger Agreement by the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "-- State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     The Company is incorporated under the laws of Delaware. Section 203 of the Delaware Law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person becomes an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, or (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, for purposes of Section 203 of the Delaware Law, and the restrictions of such Section 203 are, accordingly, not applicable to Parent, the Purchaser or affiliates or associates of the Purchaser as a result of the consummation of the transactions contemplated by this Offer to Purchase.

     Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation, except for a filing under the Ohio Control Bid Statute. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     United States Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Foreign Antitrust. The Purchaser is advised that certain filing obligations and review procedures exist in a number of other jurisdictions in which GKN plc, the Company and their respective subsidiaries own property and conduct business, including, without limitation, Canada, Germany and Sweden. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or obtaining the approval of, governmental authorities therein. After commencement of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require. However, the Purchaser has no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer pending the completion of such filings and the obtaining of such approvals. Such governments might attempt to impose additional conditions on the Company's or GKN plc's operations conducted in such countries as a result of the acquisition of Shares pursuant to the Offer. There can be no assurance that the Purchaser will be able to cause the Company or any subsidiary to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for GKN plc, the Company or any subsidiary after the purchase of Shares pursuant to the Offer.

     Exon-Florio. Under the Exon-Florio Amendment to the Defense Production Act of 1950 and the regulations thereunder ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person may be made to the Committee on Foreign Investment in the United States ("CFIUS") either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS. CFIUS is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the Office of Science and Technology Policy, the United States Trade Representative's Office of Management and Budget, the Office of Science and Technology Policy, the United States Trade Representative's Office and the Council of Economic Advisors, as well as the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy.

     A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if a notification is not made. If no notification is made, however, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Purchaser and the Company expect to file with CFIUS, on or about the date hereof, a joint voluntary notice of the transactions contemplated by the Merger Agreement. Although the Purchaser believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transaction and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation.

     Other Regulatory Approval. A change in ownership of the Company would require various regulatory notifications and approvals at the federal, state and local government levels. At the state and local levels, there are licensing and certification requirements. States and municipalities may require notification of a change in ownership for such facilities, or new licenses or certifications, prior to consummation of any change of control transaction. The Company will seek to obtain all necessary licenses or certifications as expeditiously as possible.

16.  FEES AND EXPENSES.

     SBC Warburg Inc. is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent in connection with the Offer and the Merger. GKN plc has agreed, pursuant to an engagement letter, to pay to SBC Warburg Inc. an advisory fee, based upon the aggregate consideration paid in the transaction, including debt retired or assumed, in an amount equal to 0.65% of such consideration (subject to a maximum of $3.6 million), upon the acquisition of 50% or more of the outstanding Shares. In the event that the Merger Agreement is terminated, GKN plc has agreed to pay to SBC Warburg Inc. a termination fee of 15% of any break-up fee received by GKN plc as a result of such termination. The Purchaser and GKN plc have also agreed to reimburse the Dealer Manager for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel, in connection with the Offer. The Purchaser and

GKN plc have agreed to indemnify the Dealer Manager and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     SBC Warburg Inc. has from time to time provided investment banking, financial advisory and other services to GKN plc and its affiliates. In the ordinary course of its business, SBC Warburg Inc. trades debt and equity securities of GKN plc and may trade securities of the Company for its own account and accounts of its customers, and, accordingly, it may at any time have a net long or short position in such securities.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser or Parent becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          GKN POWDER METALLURGY, INC.

May 2, 1997

                                                                      SCHEDULE I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                       AND EXECUTIVE OFFICERS OF GKN PLC

     Set forth below are the name, present principal occupation or employment and five-year employment history of each director and executive officer of GKN plc. Unless otherwise indicated below, each person listed below is a British citizen. The principal business address of GKN plc is P.O. Box 55, Ipsley House, Ipsley Church Lane, Redditch, Worcestershire B98 0TL, England.

                            PRESENT PRINCIPAL OCCUPATION
                           AND PRINCIPAL BUSINESS ADDRESS
                            AT WHICH SUCH OCCUPATION IS           MATERIAL OCCUPATIONS
         NAME                        CONDUCTED                   WITHIN THE LAST 5 YEARS
----------------------   ----------------------------------    ---------------------------
Sir David Lees........   Chairman, GKN plc                     Sir David Lees was
                         50 George Street                      appointed Chairman and
                         London W1A 2BB, England               Chief Executive in 1988 and
                                                               became non-executive
                                                               Chairman on January 1,
                                                               1997. He is also the
                                                               non-executive Chairman of
                                                               Courtaulds plc and a non-
                                                               executive director of The
                                                               Bank of England.
C.K. Chow.............   Chief Executive, GKN plc              Between 1991 and January
                         7 Cleveland Row                       1993, Mr. Chow was Regional
                         London SW1A 1DB, England              Director -- North Pacific
                                                               in the Gases Division of
                                                               The BOC Group. He was
                                                               appointed Group Operating
                                                               Officer and Chief
                                                               Executive -- Gases in
                                                               January 1993 and, in
                                                               January 1994, he was
                                                               appointed to the Board of
                                                               The BOC Group plc as
                                                               Managing Director and Chief
                                                               Executive -- Gases. Mr.
                                                               Chow joined GKN plc in July
                                                               1996 as Chief Executive
                                                               designate and became Chief
                                                               Executive on January 1,
                                                               1997. He is also a
                                                               non-executive director of
                                                               Standard Chartered Bank
                                                               plc. Mr. Chow is a British
                                                               Overseas National.
Marcus Beresford......   Managing Director,                    Mr. Beresford joined GKN as
                         GKN Industrial Services               an executive Director on
                         7 Cleveland Row                       August 1, 1992 and on
                         London SW1A 1DB, England              November 1, 1992, he was
                                                               appointed Managing
                                                               Director, GKN Industrial
                                                               Services. Between 1991 and
                                                               July 1992, Mr. Beresford
                                                               was a Director of Siemens
                                                               plc. He is a non- executive
                                                               director of CAMAS plc.

                            PRESENT PRINCIPAL OCCUPATION
                           AND PRINCIPAL BUSINESS ADDRESS
                            AT WHICH SUCH OCCUPATION IS           MATERIAL OCCUPATIONS
         NAME                        CONDUCTED                   WITHIN THE LAST 5 YEARS
----------------------   ----------------------------------    ---------------------------
Trevor C. Bonner,        Managing Director,                    Mr. Bonner was appointed a
  CBE.................   GKN Automotive and                    Director of GKN plc in
                         Agritechnical Products                1985, a Managing Director
                         P.O. Box 4128, Chester Road           in 1987 and became Managing
                         Erdington, Birmingham B24 0AW,        Director, GKN Automotive
                         England                               and Agritechnical Products
                                                               in 1994. He is a
                                                               non-executive director of
                                                               Avon Rubber PLC.
David J. Wright.......   Managing Director,                    Mr. Wright joined GKN in
                         GKN Aerospace and                     1989 as Managing Director
                         Special Vehicles                      of GKN Defence. He became
                         Yeovil,                               Chief Executive of GKN
                         Somerset BA20 2YD,                    Defence in May 1991 and was
                         England                               appointed to the Board in
                                                               April 1995 as Managing
                                                               Director, GKN Aerospace and
                                                               Special Vehicles.
Brian D. Insch........   Human Resources Director,             Mr. Insch has been Human
                         GKN plc                               Resources Director, GKN plc
                         P.O. Box 55                           since 1987.
                         Ipsley House
                         Ipsley Church Lane
                         Redditch, Worcestershire B98 0TL,
                         England
David J. Turner.......   Finance Director, GKN plc             Mr. Turner joined GKN plc
                         7 Cleveland Row                       in November 1993 on
                         London SW1A 1DB, England              appointment to the Board as
                                                               Finance Director. Between
                                                               1984 and September 1993, he
                                                               was Finance Director of
                                                               Booker plc.
Roy D. Brown..........   Business Group President for          Between 1991 and 1992, Mr.
                         Food and Beverages in Europe,         Brown was Chairman of Lever
                         Unilever plc                          Brothers Ltd. In May 1992,
                         Weena 455, 3013 AL                    he was appointed Regional
                         Rotterdam, Netherlands                Director -- Africa and
                                                               Middle East, Central and
                                                               Eastern Europe of Unilever
                                                               plc and in January 1997 he
                                                               was appointed Business
                                                               Group President for Food
                                                               and Beverages in Europe. He
                                                               was appointed a
                                                               non-executive Director of
                                                               GKN plc in January 1996.

                            PRESENT PRINCIPAL OCCUPATION
                           AND PRINCIPAL BUSINESS ADDRESS
                            AT WHICH SUCH OCCUPATION IS           MATERIAL OCCUPATIONS
         NAME                        CONDUCTED                   WITHIN THE LAST 5 YEARS
----------------------   ----------------------------------    ---------------------------
The Baroness Hogg.....   Chairman, London Economics Ltd        Between 1990 and 1995,
                         66 Chiltern Street                    Baroness Hogg was Head of
                         London W1M 1PR, England               the Policy Unit at No. 10
                                                               Downing Street. In December
                                                               1995 she became a Director
                                                               of London Economics Ltd and
                                                               was appointed Chairman in
                                                               January 1997. The Baroness
                                                               was appointed a
                                                               non-executive Director of
                                                               GKN plc in November 1996.
Dr. Klaus H. Murmann..   Chairman and Chief Executive          Dr. Murmann has been
                         Officer, Sauer-Sundstrand Group       Chairman and Chief
                         Sauer Getriebe AG                     Executive Officer of
                         Krokamp 35, Postfach 2460             Sauer-Sundstrand Group
                         24531 Neumunster, Germany             since April 1989. He was
                                                               appointed a non-executive
                                                               Director of GKN plc in
                                                               1995. Dr. Murmann is a
                                                               citizen of Germany.
Sir Bryan Nicholson...   Non-executive Chairman of British     Until October 1992, Sir
                         United Provident Association Ltd.     Bryan was Chairman and
                         BUPA House                            Chief Executive of The Post
                         15-19 Bloomsbury Way                  Office and he remained
                         London WC1A 2BA, England              part-time Chairman until
                                                               December 1992. He was
                                                               appointed non-executive
                                                               Chairman of British United
                                                               Provident Association
                                                               (BUPA) in March 1992. In
                                                               December 1991, he was
                                                               appointed a non-executive
                                                               Director of GKN plc.
Dr. John Parker.......   Chairman of Babcock                   Dr. Parker was Chairman and
                         International Group plc               Chief Executive of Harland
                         The Lodge                             and Wolff Holdings plc
                         Badminton Court                       between 1983 and October
                         Church Street                         1993. He remained a non-
                         Amersham                              executive Director of that
                         Bucks HP7 0DD, England                company until January 1996.
                                                               He was appointed Joint
                                                               Deputy Chairman and Chief
                                                               Executive of Babcock
                                                               International Group plc in
                                                               October 1993 and became
                                                               Chairman in July 1994. He
                                                               was appointed a
                                                               non-executive Director of
                                                               GKN plc in 1993.
Grey Denham...........   Company Secretary, GKN plc            Mr. Denham joined GKN plc
                         P.O. Box 55                           in 1980, became Head of
                         Ipsley House                          Legal Department in 1986
                         Ipsley Church Lane                    and was appointed Company
                         Redditch, Worcestershire              Secretary in May 1996.
                         B98 0TL, England

                                                                     SCHEDULE II

                       CERTAIN INFORMATION CONCERNING THE
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, present principal occupation or employment and five-year employment history of each director and executive officer of Parent. All persons listed below are British citizens, and each such person's business address is as indicated below.

                                              PRESENT PRINCIPAL OCCUPATION         MATERIAL
                                             AND PRINCIPAL BUSINESS ADDRESS       OCCUPATIONS
                            OFFICE HELD        AT WHICH SUCH OCCUPATION IS     WITHIN THE LAST 5
          NAME               IN PARENT                  CONDUCTED                    YEARS
------------------------  ---------------    -------------------------------  -------------------
David J. Turner           Director and       Finance Director, GKN plc        Mr. Turner joined
                          President          7 Cleveland Row                  GKN plc in November
                                             London SW1A 1DB, England         1993 on appointment
                                                                              to the Board as
                                                                              Finance Director.
                                                                              Between 1984 and
                                                                              September 1993, he
                                                                              was Finance
                                                                              Director of Booker
                                                                              plc.
Trevor C. Bonner, CBE     Director and       Managing Director,               Mr. Bonner was
                          Vice President     GKN Automotive and               appointed a
                                             Agritechnical Products           Director of GKN plc
                                             P.O. Box 4128, Chester Road      in 1985, a Managing
                                             Erdington, Birmingham B24 0AW,   Director in 1987
                                             England                          and became Managing
                                                                              Director, GKN
                                                                              Automotive and
                                                                              Agritechnical
                                                                              Products in 1994.
                                                                              He is a
                                                                              non-executive
                                                                              director of Avon
                                                                              Rubber PLC.
Rufus A. Ogilvie Smals    Director, Vice     Head of Legal Department         Mr. Ogilvie Smals
                          President and      GKN plc                          joined GKN plc in
                          Secretary          P.O. Box 55                      1975, became Deputy
                                             Ipsley House                     Head of Legal
                                             Ipsley Church Lane               Department in 1987
                                             Redditch, Worcestershire B98     and was appointed
                                             0TL,                             Head of Legal
                                             England                          Department of GKN
                                                                              plc in October
                                                                              1995.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Unless otherwise indicated below, all information concerning each person listed below is the same as shown above.

                                                           OFFICE HELD
                          NAME                             IN THE PURCHASER
---------------------------------------------------------  ---------------------------------------
David J. Turner..........................................  Director and President
Trevor C. Bonner, CBE....................................  Director and Vice President
Rufus A. Ogilvie Smals...................................  Director, Vice President and Secretary

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

                            ------------------------

              By Hand:                                 By Mail:                           By Overnight Carrier:
           Citibank, N.A.                           Citibank, N.A.                           Citibank, N.A.
       Corporate Trust Window            c/o Citibank Data Distribution, Inc.     c/o Citicorp Data Distribution, Inc.
     111 Wall Street, 5th Floor                Paramus, New Jersey 07653                     404 Selte Drive
      New York, New York 10043                                                          Paramus, New Jersey 07652

                      Facsimile for Eligible Institutions:
                                 (201) 262-3240
                              To Confirm Fax Only:
                                 (800) 422-2077

                            ------------------------

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (call collect) (212) 929-5500
                        or Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:
                                SBC WARBURG INC.
                                277 Park Avenue
                            New York, New York 10172
                (800) 223-3006 or (212) 224-7806 (Call Collect)